Exhibit 99.2

4100 Hamline Avenue North
St. Paul, MN 55112-5798
www.bostonscientific.com

May 2010

Dear Patient:

We want you to know that we have resumed distribution of all of our cardiac resynchronization therapy defibrillators (CRT-Ds) and implantable cardioverter defibrillators (ICDs) to hospitals in the United States.  Throughout this process there has been no indication of any risk to patient safety, so there is nothing you or your heart doctor need to do differently for your implanted device.

We encourage you to contact your heart doctor or Boston Scientific Patient Services if you have questions.  You can reach our Patient Services team by calling 1.866.484.3268 and pressing “2” when prompted.

Sincerely,

Hank Kucheman Group President; Cardiology, Rhythm & Vascular Boston Scientific Corporation	Kenneth Stein, M.D. Chief Medical Officer Boston Scientific CRM